Exhibit(d) 34

INVESTMENT ADVISORY AGREEMENT

Between

QCGF Fund Limited

and

ADVISORS PREFERRED LLC

AGREEMENT, made with effect as of February 18, 2026, between QCGF Fund Limited, an Exempted Company incorporated in the Cayman Islands with Limited Liability (the "Fund"), and Advisors Preferred LLC, a Maryland limited liability company (the "Adviser") located at 1445 Research Blvd, Suite 530, Rockville, MD 20850.

RECITALS:

WHEREAS, the Fund is, or will be, wholly-owned by Quantified Common Ground Fund (the "US Fund") which is a series of Advisors Preferred Trust, a Delaware Statutory Trust, registered with the U.S. Securities and Exchange Commission (the "SEC") as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

WHEREAS, the Fund is authorized to issue participating shares; and

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940; and

WHEREAS, the Fund desires to retain the Adviser to render investment advisory services to the Fund in the manner and on the terms and conditions hereinafter set forth;

NOW, THEREFORE, the parties hereto agree as follows:

1. Services of the Adviser.

1.1 Investment Advisory Services. The Adviser shall act as the investment adviser to the Fund and, as such, shall directly or through a sub-adviser(s) (i) obtain and evaluate such information relating to the economy, industries, business, securities markets and securities and derivatives as it may deem necessary or useful in discharging its responsibilities hereunder, (ii) formulate a continuing program for the investment of the assets of the Fund in a manner consistent with its investment objective(s), policies and restrictions, and (iii) determine from time to time securities and derivatives to be purchased, sold, retained or lent by the Fund, and implement those decisions, including the selection of entities with or through which such purchases, sales or loans are to be effected; provided, that the Adviser will place orders pursuant to its investment determinations either directly with the issuer or with a broker or dealer, and if with a broker or dealer, (a) will attempt to obtain the best price and execution of its orders, and (b) may nevertheless in its discretion purchase and sell portfolio securities from and to brokers who provide the Adviser with research, analysis, advice

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and similar services and pay such brokers in return a higher commission than may be charged by other brokers.

The Fund hereby authorizes any entity or person associated with the Adviser or any sub-adviser retained by the Adviser pursuant to Section 9 of this Agreement, which is a member of a national securities exchange, to effect any transaction on the exchange for the account of the Fund which is permitted by Section 11(a) of the Securities Exchange Act of 1934 and Rule 11a2-2(T) thereunder, and the Fund hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv).

The Adviser shall carry out its duties with respect to the Fund's investments in accordance with applicable law and the investment objectives, policies and restrictions set forth in the Fund's then-current Offering Memorandum or similar document, and subject to such further limitations as the Fund may from time to time impose by written notice to the Adviser.

1.2 Administrative Services. The Fund has engaged or will engage the services of an administrator. The Adviser shall provide such additional administrative services as reasonably requested by the Board of Directors or officers of the Fund; provided, that the Adviser shall not have any obligation to provide under this Agreement any direct or indirect services to Fund shareholders, any services related to the distribution of Fund shares, or any other services which are the subject of a separate agreement or arrangement between the Fund and the Adviser. Subject to the foregoing, in providing administrative services hereunder, the Adviser shall:

1.2.1 Office Space, Equipment and Facilities. Provide such office space, office equipment and office facilities as are adequate to fulfill the Adviser's obligations hereunder.

1.2.2 Personnel. Provide, without remuneration from or other cost to the Fund, the services of individuals competent to perform the administrative functions which are not performed by employees or other agents engaged by the Fund or by the Adviser acting in some other capacity pursuant to a separate agreement or arrangement with the Fund.

1.2.3 Agents. Assist the Fund in selecting and coordinating the activities of the other agents engaged by the Fund, including any shareholder servicing agent, custodian, administrator, independent auditors and legal counsel.

1.2.4 Directors and Officers. Authorize and permit the Adviser's directors, officers and employees who may be elected or appointed as Directors or officers of the Fund to serve in such capacities, without remuneration from or other cost to the Fund.

1.2.5 Books and Records. Assure that all financial, accounting and other records required to be maintained and preserved by the Adviser on behalf of the Fund are maintained and preserved by it in accordance with applicable laws and regulations.

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1.2.6 Reports and Filings. Assist in the preparation of all periodic reports by the Fund to its shareholders and all reports and filings required to maintain the registration and qualification of Fund shares, or to meet other regulatory or tax requirements applicable to the Fund, under federal and state securities and tax laws.

1.3 Additional Series. In the event that the Fund establishes one or more series after the effectiveness of this Agreement ("Additional Series"), Appendix A to this Agreement may be amended to make such Additional Series subject to this Agreement upon the approval of the Board of Directors of the Fund and the shareholder(s) of the Additional Series. The Fund or the Adviser may elect not to make any such series subject to this Agreement.

1.4 Change in Management or Control. The Adviser shall provide at least sixty (60) days' prior written notice to the Fund of any change in the ownership or management of the Adviser, or any event or action that may constitute a change in "control," as that term is defined in Section 2 of the Act. The Adviser shall provide prompt notice of any change in the portfolio manager(s) responsible for the day-to-day management of the Funds.

2. Expenses of the Fund.

2.1 Expenses to be Paid by Adviser. The Adviser shall pay all salaries, expenses and fees of the officers, Directors and employees of the Fund who are officers, directors, members or employees of the Adviser.

In the event that the Adviser pays or assumes any expenses of the Fund not required to be paid or assumed by the Adviser under this Agreement, the Adviser shall not be obligated hereby to pay or assume the same or any similar expense in the future; provided, that nothing herein contained shall be deemed to relieve the Adviser of any obligation to the Fund under any separate agreement or arrangement between the parties.

2.1.2 The Adviser shall not bear expenses of the Fund's operation, except those specifically noted under this agreement or under any separate agreement between the Fund and the Adviser.

2.1.3 Custody. All charges of depositories, custodians, and other agents for the transfer, receipt, safekeeping, and servicing of the Fund's cash, securities, and other property shall be borne by the Fund.

2.1.4 Shareholder Servicing. Expenses of maintaining and servicing shareholder accounts, including but not limited to the charges of any shareholder servicing agent, sub-dividend disbursing agent, sub-transfer agent or other agent engaged by the Fund to service shareholder accounts shall be borne by the Fund.

2.1.5 Shareholder Reports. All expenses of preparing, setting in type, printing and distributing reports and other communications to shareholders shall be borne by the Fund.

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2.1.6 Offering Documents. All expenses of preparing, filing with the Cayman Authorities or other appropriate regulatory body, setting in type, printing and mailing annual or more frequent revisions of the Fund's Offering Documents and any supplements thereto and of supplying them to shareholders shall be borne by the Fund.

2.1.7 Pricing and Portfolio Valuation. All expenses of computing the Fund's net asset value per share, including any equipment or services obtained for the purpose of pricing shares or valuing the Fund's investment portfolio shall be borne by the Fund.

2.1.8 Communications. All charges for equipment or services used for communications between the Adviser or the Fund and any custodian, shareholder servicing agent, portfolio accounting services agent, or other agent engaged by the Fund shall be borne by the Fund.

2.1.9 Legal and Accounting Fees. All charges for services and expenses of the Fund's legal counsel and independent accountants shall be borne by the Fund.

2.1.10 Directors' Fees and Expenses. All compensation of Directors that are employees of the Adviser shall be borne by the Adviser, all expenses incurred in connection with Directors' services as Directors that are employees of the Adviser, and all other expenses of meetings of the Directors that are employees of the Adviser and committees of the Directors that are employees of the Adviser shall be borne by the Adviser.

2.1.11 Shareholder Meetings. All expenses incidental to holding meetings of shareholders, including the printing of notices and proxy materials, and proxy solicitations therefor shall be borne by the Fund.

2.1.12 Cayman Registration Fees. All fees and expenses of registering and maintaining the registration of the Fund under the laws of the Cayman Islands, including all fees and expenses incurred in connection with the preparation, setting in type, printing, and filing of any Registration Statement, Offering Documents or other Fund Documents, and any amendments or supplements that may be made from time to time shall be borne by the Fund.

2.1.13 Confirmations. All expenses incurred in connection with the issue and transfer of Fund shares, including the expenses of confirming all share transactions shall be borne by the Fund.

2.1.14 Bonding and Insurance. All expenses of bond, liability, and other insurance coverage required by law or regulation or deemed advisable by the Directors of the Fund, including, without limitation, such bond, liability and other insurance expenses that may from time to time be allocated to the Fund in a manner approved by its Directors.

2.1.15 Compliance Fees. All charges for services and expenses of the Fund's Chief Compliance Officer shall be borne by the Fund.

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2.2 Additional Expenses to be Paid by the Fund. The Fund shall bear all expenses of its operation, except those specifically allocated to the Adviser under this Agreement or under any separate agreement between the Fund and the Adviser. Subject to any separate agreement or arrangement between the Fund and the Adviser, the expenses hereby allocated to the Fund, and not to the Adviser, include but are not limited to:

2.2.1 Brokerage Commissions. All brokers' commissions and other charges incident to the purchase, sale or lending of the Fund's portfolio securities.

2.2.2 Taxes. All taxes or governmental fees payable by or with respect to the Fund to federal, state or other governmental agencies, domestic or foreign, including stamp or other transfer taxes.

2.2.3 Trade Association Fees. All fees, dues and other expenses incurred in connection with the Fund's membership in any trade association or other investment organization.

2.2.4 Nonrecurring and Extraordinary Expenses. Such nonrecurring and extraordinary expenses as may arise including the costs of actions, suits, or proceedings to which the Fund is a party and the expenses the Fund may incur as a result of its legal obligation to provide indemnification to its officers, Directors and agents.

3. Management Fee.

As compensation for all services rendered, facilities provided and expenses paid or assumed by the Adviser under this Agreement, the Fund shall pay the Adviser on the last day of each month, or as promptly as possible thereafter, a fee calculated by applying a monthly rate, based on an annual percentage rate, to the Fund's average daily net assets for the month. The annual percentage rate applicable to the Fund is set forth in Appendix A to this Agreement, as it may be amended from time to time in accordance with Section 1.3 of this Agreement. If this Agreement shall be effective for only a portion of a month with respect to the Fund, the aforesaid fee shall be prorated for the portion of such month during which this Agreement is in effect for the Fund.

4. Proxy Voting.

The Adviser will vote, or make arrangements to have voted, all proxies solicited by or with respect to the issuers of securities in which assets of the Fund may be invested from time to time. Such proxies will be voted in a manner that you deem, in good faith, to be in the best interest of the Fund and in accordance with your proxy voting policy. You agree to provide a copy of your proxy voting policy to the Fund prior to the execution of this Agreement, and any amendments thereto promptly.

5. Records.

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5.1 Tax Treatment. Both the Adviser and the Fund shall maintain, or arrange for others to maintain, the books and records of the Fund in such a manner that treats each Fund as a separate entity for federal income tax purposes.

5.2 Ownership. All records required to be maintained and preserved by the Fund pursuant to the provisions or rules or regulations of the Securities and Exchange Commission under Section 31(a) of the Act and maintained and preserved by the Adviser on behalf of the Fund are the property of the Fund and shall be surrendered by the Adviser promptly on request by the Fund; provided, that the Adviser may at its own expense make and retain copies of any such records.

6. Reports to Adviser.

The Fund shall furnish or otherwise make available to the Adviser such copies of the Fund's Offering Documents, financial statements, proxy statements, reports and other information relating to its business and affairs as the Adviser may, at any time or from time to time, reasonably require in order to discharge its obligations under this Agreement.

7. Reports to the Fund.

The Adviser shall prepare and furnish to the Fund such reports, statistical data and other information in such form and at such intervals as the Fund may reasonably request.

8. Code of Ethics.

The Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Act and will provide the Fund with a copy of the code and evidence of its adoption. Within 45 days of the last calendar quarter of each year while this Agreement is in effect, the Adviser will provide to the Board of Directors of the Fund a written report that describes any issues arising under the code of ethics since the last report to the Board of Directors, including, but not limited to, information about material violations of the code and sanctions imposed in response to the material violations; and which certifies that the Adviser has adopted procedures reasonably necessary to prevent "access persons" (as that term is defined in Rule 17j-1) from violating the code.

9. Retention of Sub-Adviser(s).

Subject to the Fund obtaining the initial and periodic approvals required under Section 15 of the Act, the Adviser may retain one or more sub-advisers, at the Adviser's own cost and expense, for the purpose of managing the investments of the assets of the Fund. Retention of one or more sub-advisers shall in no way reduce the responsibilities or obligations of the Adviser under this Agreement and the Adviser shall, subject to Section 11 of this Agreement, be responsible to the Fund for all acts or omissions of any sub-adviser in connection with the performance of the Adviser's duties hereunder.

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10. Services to Other Clients.

Nothing herein contained shall limit the freedom of the Adviser or any affiliated person of the Adviser to render investment management and administrative services to other investment companies, to act as investment adviser or investment counselor to other persons, firms or corporations, or to engage in other business activities.

11. Limitation of Liability of Adviser and its Personnel.

Neither the Adviser nor any director, manager, officer or employee of the Adviser performing services for the Fund at the direction or request of the Adviser in connection with the Adviser's discharge of its obligations hereunder shall be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with any matter to which this Agreement relates, and the Adviser shall not be responsible for any action of the Directors of the Fund in following or declining to follow any advice or recommendation of the Adviser or any sub-adviser retained by the Adviser pursuant to Section 9 of this Agreement; PROVIDED, that nothing herein contained shall be construed (i) to protect the Adviser against any liability to the Fund or its shareholders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of the Adviser's duties, or by reason of the Adviser's reckless disregard of its obligations and duties under this Agreement, or (ii) to protect any director, manager, officer or employee of the Adviser who is or was a Director or officer of the Fund against any liability of the Fund or its shareholders to which such person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person's office with the Fund.

12. Effect of Agreement.

Nothing herein contained shall be deemed to require the Fund to take any action contrary to its Charter Documents or any applicable law, regulation or order to which it is subject or by which it is bound, or to relieve or deprive the Directors of the Fund of their responsibility for and control of the conduct of the business and affairs of the Fund.

13. Term of Agreement.

The term of this Agreement shall begin as of the date of the effective date of execution (which shall be the commencement of investment operations of the Fund), and unless sooner terminated as hereinafter provided, this Agreement shall remain in effect for a period of two years. Thereafter, this Agreement shall continue in effect with respect to the Fund from year to year, subject to the termination provisions and all other terms and conditions hereof; PROVIDED, such continuance with respect to the Fund is approved at least annually by vote of the holders of a majority of the outstanding voting securities of the Fund, or by the Directors of the Fund, and the Trustees of Advisors Preferred Trust; PROVIDED, that in either event such continuance is also approved annually by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Directors of the Fund who are not parties to this

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Agreement or interested persons of either party hereto; and of a majority of the Trustees of Advisors Preferred Trust who are not parties to this Agreement or interested persons of either party hereto. The Adviser shall furnish to the Fund, promptly upon its request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal or amendment thereof.

14. Amendment or Assignment of Agreement.

Any amendment to this Agreement shall be in writing signed by the parties hereto; PROVIDED, that no such amendment shall be effective unless authorized (i) by resolution of the Directors of the Fund, including the vote or written consent of a majority of the Directors of the Fund who are not parties to this Agreement or interested persons of either party hereto, and (ii) by vote of a majority of the outstanding voting securities of the Fund affected by such amendment as required by applicable law; (iii) and by a majority of the Trustees of Advisors Preferred Trust who are not parties to this Agreement or interested persons of either party hereto. This Agreement shall terminate automatically and immediately in the event of its assignment.

15. Termination of Agreement.

This Agreement may be terminated as to the Fund at any time by either party hereto, without the payment of any penalty, upon sixty (60) days' prior written notice to the other party; PROVIDED, that in the case of termination by the Fund, such action shall have been authorized (i) by resolution of the Fund's Board of Directors, including the vote or written consent of Directors of the Fund who are not parties to this Agreement or interested persons of either party hereto, or (ii) by vote of majority of the outstanding voting securities of the Fund.

16. Use of Name.

The Fund is named the QCGF Fund Limited and may be, but not required to be, identified, in part, by the name "QCGF Fund Ltd."

17. Memorandum and Articles of Association (the "Charter Documents").

The Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Fund's Charter Documents and agrees that the obligations assumed by the Fund pursuant to this Agreement shall be limited in all cases to the Fund and its assets, and the Adviser shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Fund. In addition, the Adviser shall not seek satisfaction of any such obligations from the Directors or any individual Director. The Adviser understands and agrees that the Adviser must look solely to the assets of the Fund for the enforcement or satisfaction of any claims against the Fund.

18. Confidentiality.

The Adviser agrees to treat all records and other information relating to the Fund and the securities holdings of the Fund as confidential and shall not disclose any such

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records or information to any other person unless (i) the Board of Directors of the Fund has approved the disclosure or (ii) such disclosure is compelled by law. In addition, the Adviser and the Adviser's officers, directors and employees are prohibited from receiving compensation or other consideration, for themselves or on behalf of the Fund, as a result of disclosing the Fund's portfolio holdings. The Adviser agrees that, consistent with the Adviser's Code of Ethics, neither the Adviser nor the Adviser's officers, directors, members or employees may engage in personal securities transactions based on nonpublic information about the Fund's portfolio holdings.

19. This Agreement shall be governed and construed in accordance with the laws of the State of Maryland.

20. Interpretation and Definition of Terms.

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Act shall be resolved by reference to such term or provision of the Act and to interpretation thereof, if any, by the United States courts, or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission validly issued pursuant to the Act. Specifically, the terms "vote of a majority of the outstanding voting securities," "interested persons," "assignment" and "affiliated person," as used in this Agreement shall have the meanings assigned to them by Section 2(a) of the Act. In addition, when the effect of a requirement of the Act reflected in any provision of this Agreement is modified, interpreted or relaxed by a rule, regulation or order of the U.S. Securities and Exchange Commission, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

21. Captions.

The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

22. Execution in Counterparts.

This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

signature page follows

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IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date and year first above written.

QCGF FUND LIMITED By: /s/______________________ Name: Teresa Ritchie Title: Director	ADVISORS PREFERRED LLC By: /s/______________________ Name: Catherine Ayers-Rigsby Title: Chief Executive Officer

QCGF FUND LIMITED

INVESTMENT ADVISORY AGREEMENT

APPENDIX A

NAME OF FUND	ANNUAL MANAGEMENT FEE AS A % OF AVERAGE NET ASSETS OF THE FUND
QCGF FUND LIMITED	0.00%

The Adviser also serves as Adviser to the Quantified Common Ground Fund (the US Fund) and the US Fund wholly owns the Fund.

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